Exhibit 3.1.2

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:37 PM 11/17/2011

FILED 02:37 PM 11/17/2011

SRV 111208174 – 3890147 FILE

CERTIFICATE OF MERGER

OF

ADMIRAL ACQUISITION CORP.

AND

ANCHENINCORPORATED

It is hereby certified that:

1. The constituent business corporations participating in the merger herein

(i)	Admiral Acquisition Corp., which is incorporated under the laws of the State of Delaware; and

(ii)	Anchen Incorporated, which is incorporated under the laws of the State of Delaware.

2. An Agreement and Plan of Merger dated as of August 23, 2011 (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation in the merger herein certified is Anchen Incorporated, which will continue its existence as said surviving corporation under its present name at the effective time of the merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. Upon the filing of this Certificate of Merger, the Amended and Restated Certificate of Incorporation of Anchen Incorporated shall be further amended and restated to read in its entirety as set forth in the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

5. The executed Merger Agreement between the constituent corporations is on file at an office of the surviving corporation, the address of which is as follows:

Anchen Incorporated

c/o Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, NJ 07677

6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the constituent corporations.

7. The merger herein certified shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

Dated as of November 17, \ 2011.

ANCHEN INCORPORATED

By:	/s/ John E. Mooney
Name:	John E. Mooney
Title:	Executive Vice President

EXHIBIT A

Second Amended and Restated Certificate of Incorporation

of Anchen Incorporated

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANCHEN INCORPORATED

FIRST: Name. The name of the corporation is Anchen Incorporated.

SECOND: Registered Office. The address of the Corporation’s registered office in the State of Delaware is 160 Green tree Drive, Suite I 0 I, Dover, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH: Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, $0.0001 par value per share.

FIFTH: Management. The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, except to the extent that the ByLaws otherwise provide.

SIXTH: Limited Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH: Compromise. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of§ 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of§ 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of§ 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

NINTH: Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute.